May 29, 2003

VALENCE SHIPS K-CHARGE POWER SYSTEM TO EVI; K-CHARGE PROTOTYPES TO BE TESTED IN ELECTRIC VEHICLES

AUSTIN, Texas--(BUSINESS WIRE)--May 29, 2003--Valence Technology, Inc. (NASDAQ:VLNC), a leader in the development and commercialization of Lithium-ion polymer rechargeable batteries, today announced that it has commenced shipment of prototypes of its K-Charge(TM) Power System to Electric Vehicles International (EVI), a leading manufacturer of electric delivery trucks and shuttle buses. The K-Charge systems will be tested in electric delivery trucks manufactured by EVI.

"EVI is driving innovation in the electric vehicle market, and we are excited to be a part of it," said Stephan Godevais, chairman and CEO of Valence. "Our Saphion Lithium-ion technology offers significant advantages to this market in terms of performance and safety. We are eager to demonstrate its true power in our K-Charge systems."

"In evaluating Valence's Saphion technology, we have found that it clearly possesses advantages over the current technology utilized in the electric vehicle market," said B. Samra, president of EVI. "The combination of safety, performance and low maintenance costs make this technology ideal for our industry, and we look forward to putting the K-Charge systems on the road in our delivery trucks."

In December 2002, Valence received a purchase order for its K-Charge systems to be field tested in EVI's electric vehicles.

About Valence Technology, Inc.

Valence is a leader in the development and commercialization of Saphion(TM) technology and Lithium-ion polymer rechargeable batteries. Valence has more than 722 issued and pending patents worldwide, including 254 issued in the U.S. The company has facilities in Austin, Texas, Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the NASDAQ SmallCap Market under the symbol VLNC and can be found on the Internet at WWW.VALENCE.COM.

About Electric Vehicles International LLC

Electric Vehicles International, with headquarters in Anderson, Indiana designs and manufactures electric trucks, trams and buses for use in inner city applications. Since 1989, the company has developed and manufactured innovative product solutions for inner city transportation worldwide.

Forward-looking Statement

The information contained herein includes "forward-looking statements." The company cautions readers not to put undue reliance on forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described herein, for the reasons, among others, discussed in our reports filed with the Securities and Exchange Commission.


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Contacts

Investor Contact:
Valence Technology
Kevin Mischnick, 512/527-2900

or

Media Contact:
Blanc and Otus Public Relations
Sue Ellen M. Schaming, 415/856-5129
sschaming@blancandotus.com


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